Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cancer Genetics, Inc. and subsidiaries of our report dated March 16, 2015, relating to our audits of the consolidated financial statements, included in the Annual Report on Form 10-K of Cancer Genetics, Inc. for the year ended December 31, 2014.

/s/ McGladrey LLP
New York, NY
July 28, 2015